EXHIBIT 10.11  E-Commerce Agreement with Lycos, Inc.

Note: Certain portions of this Exhibit marked with asterisks have been omitted pursuant to a request for confidential treatment and are being filed separately with the SEC.

                              E-COMMERCE AGREEMENT

This Agreement, dated as of October 31, 1999 (the "Effective Date"), is made by and between Lycos, Inc., a Delaware corporation with a principal place of business at 400-2 Totten Pond Road, Waltham, MA 02451 ("Lycos") and Virtual Technology Corporation, a Minnesota corporation with a principal place of business at 3100 West Lake Street, Suite 400, Minneapolis, Minnesota 55416 ("Virtual Technology").

                                    Recitals

A. Lycos is the owner or licensee of certain Web services (collectively, the "Lycos Services"), which are accessible through the URLs www.lycos.com (the "Lycos Site"), www.tripod.com (the "Tripod Site"), www.angelfire.com (the "Angelfire Site"), www.mailcity.com, www.wired.com, www.hotbot.com and www.whowhere.com (all sites are collectively referred to as the "Lycos Network").


B. Virtual Technology operates a Web site accessible through the URL www.virtual-world.com and intends to operate a Web site accessible through the URL www.netdirect.com. On one of the foregoing sites, Virtual Technology shall sell and promote computer hardware and software products under the brand name "netdirect" (or such other brand name as Virtual Technology may elect), including home personal computer systems (such site referred to as the "Netdirect Storefront Site"; all content and information on the Netdirect Storefront Site shall be referred to herein as the "Content").


C. Lycos and Virtual Technology wish to establish a relationship through which Lycos will integrate links throughout the Lycos Network to a co-branded version of the Netdirect Storefront Site (the "Co-Branded Storefront Site") and will provide Virtual Technology with access to Lycos' electronic commerce hub, located, as of the Effective Date, at the URL http://shop.lycos.com/ ("E-Market").

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lycos and Virtual Technology hereby agree as follows:

                                      Terms

1.       Co-Branded Storefront Site.

1.1 Serving and Hosting. Virtual Technology will operate and serve the Co-Branded Storefront Site in a manner consistent with the present quality standards of Lycos and which meets response performance standards for Lycos users at least as good as those of the Lycos Site. In addition, Virtual Technology will be responsible for system operation software costs, hardware costs, and network costs. Virtual Technology shall provide Lycos with a contact at Virtual Technology who shall be available to assist Lycos twenty-four hours a day, seven days a week (via pager access after Virtual Technology's regular business hours). Virtual Technology will generate daily traffic reports and provide Lycos with audited traffic reports on a monthly basis. Without Lycos' prior approval, Virtual Technology shall not (i) sell or place advertisements or sponsorships on any page of the Co-Branded Storefront Site for any entity or person; (ii) sell any merchandise or other items on any page of the Co-Branded Storefront Site, except as otherwise contemplated herein; or (iii) place a link to the Netdirect Storefront Site or any other site on the Co-Branded Storefront Site. Virtual Technology shall provide additional services and functionality that are developed by Virtual Technology for the Netdirect Storefront Site (or any successor to the Netdirect Storefront Site) at no additional cost so that the Co-Branded Storefront Site is maintained at a level substantially equal to the Netdirect Storefront Site as it appears from time to time. Lycos may elect not to include on the Co-Branded Storefront Site any such additional services and functionality. Lycos shall have the right to provide online access to the Co-Branded Storefront Site to Lycos' subsidiaries, joint venture partners of Lycos, and licensees of the Lycos Services.













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1.2      Launch Date. Virtual Technology shall launch the Co-Branded Storefront
Site within thirty (30) days of the Effective Date (the "Launch Date"). Lycos shall provide commercially reasonable technical assistance to Virtual Technology, as requested, to launch the Co-Branded Storefront Site within the required time set forth herein.

1.3 Branding. The Co-Branded Storefront Site will have the Lycos Network branding bar on each page and the Lycos "look and feel," unless otherwise agreed to by both parties. The URL of the Co-Branded Storefront Site will be substantially similar to: www.[name of Netdirect Storefront Site].lycos.com.

1.4 Content. Subject to Section 1.1 above, the content on the Co-Branded Storefront Site shall include all Content on the Netdirect Storefront Site, unless otherwise mutually agreed to by the parties.

1.5 Sales. Virtual Technology shall be responsible for all aspects of sales generated from the Co-Branded Storefront Site, including, without limitation, taking orders, processing payments, shipping orders, ordering and stocking inventory, processing returns, refunds and credits, insuring shipments (if customary in Virtual Technology's shipment of product sold other than via the Web), etc. Lycos shall take no part in, and have no responsibility or liability for, the actual sales transactions.

2.       Lycos Network Integration.

2.1 Links on the Lycos Network. Lycos will display the impressions purchased by Virtual Technology outlined in Section 4 and Exhibit A, which is incorporated herein, in accordance with the time schedule specified therein. In addition, if Virtual Technology creates a program (the "Company Affiliate Program") through which users of the Tripod and Angelfire Sites can place links to the Co-Branded Storefront Site on their home pages and receive incentives to sell Virtual Technology products on their home page, then Lycos agrees to promote the Company Affiliate Program to its users of the Tripod and Angelfire Sites through additional mutually agreeable impressions. Virtual Technology shall provide Lycos with any reasonable assistance requested by Lycos in establishing all links between the Lycos Network and the Co-Branded Storefront Site and any Company Affiliate Program, and with all artwork (subject to Lycos' approval) for the advertising banners and links. In addition, Virtual Technology represents and warrants that it can track each user that clicks through one of the impressions or links on the Lycos Network to the Co-Branded Storefront Site so as to determine whether such user purchases a product(s) or service(s) from the Co-Branded Storefront Site.

2.2 Promotion and Merchandising in E-Market. Upon the launch of the Co-Branded Storefront Site, Lycos shall place one anchor tenant link to the Co-Branded Storefront Site from (i) the top level page of the "Computers" products category, (ii) one sub-category within the "Computers" products category and (iii) one sub-category within the "Electronics" products category, such sub-categories to be selected by Virtual Technology within 30 days of the Effective Date (the "Selected Sub-Categories"). Subject to Lycos' sole discretion, the Co-Branded Storefront Site will be included among the "Suggested Merchants" on the top level page of the "Computers" products category (the "Suggested Merchants Section"). Lycos shall select Suggested Merchants based upon objective criteria, such as, but not limited to, quantity of pageviews and click-throughs, such criteria subject to change at Lycos' sole discretion. However, if placement in the Suggested Merchants Section becomes a product that can be purchased by retailers, Lycos shall ensure that Virtual Technology is placed in the Suggested Merchants Section. The Co-Branded Storefront Site shall be promoted among the "Featured LYCOShops" on the top level page of the "Computers" products category (in the upper left position for the first 60 days after the Launch Date) and on the two Selected Sub-Categories. In addition, to the extent that Lycos has not otherwise provided such advertising space to another E-Market participating retailer, Lycos shall promote the Co-Branded Storefront Site as one of the "Featured "LYCOShops" in each of the sub-categories in the "Computer" category not otherwise selected by Virtual Technology to be a Selected Sub-Category. In addition, in Lycos' sole discretion and based on availability, if Virtual Technology provides Lycos with the Co-Branded Storefront Site product listings in XML file format on a mutually agreeable basis, Lycos will promote the Co-Branded Storefront Site and its products and services within relevant areas of E-Market including, without limitation, those areas relating to featured






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*** Asterisk material has been omitted as described on the first page of this
    Exhibit.



products, sales and specials, and special events, to the extent in Lycos' sole discretion such promotion is appropriate in such areas in relation to the products and services offered in the Co-Branded Storefront Site. Further, if Virtual Technology provides Lycos with the Co-Branded Storefront Site product listings in XML file format on a mutually agreeable basis, Lycos shall include the Co-Branded Storefront Site products and services in Lycos' E-Market database which lists the products and services available on E-Market and shall guarantee that certain mutually agreeable Co-Branded Storefront Site products will receive prominent placement in the product listings and search results in E-Market. Virtual Technology shall use commercially reasonable efforts to integrate the Co-Branded Storefront Site with E-Market so that E-Market users may include Co-Branded Storefront Site purchases in the E-Market universal shopping cart.

2.3 Program Optimization Discussions. Every six months, or at some other mutually agreeable interval, the parties agree to discuss the effectiveness of the integration program set forth above in Sections 2.1 and 2.2 and whether any reasonable repositioning of the impressions provided for herein would increase user traffic to the Co-Branded Storefront Site (the "Program Discussion"). In conducting the Program Discussion, the parties may consider the following figures in discussing the effectiveness of the integration program: *** click-through average rate for "E-Market Placements" (as described on Exhibit
A), and *** click-through average rate for "Planned Impressions" (as described on Exhibit A). If the parties conclude during the Program Discussion that reasonable repositioning of the impressions would increase user traffic to the Co-Branded Storefront Site, then Lycos will use good faith efforts to reasonably reposition or replace the impressions with impressions of equivalent value, subject to availability, based on the Program Discussion. The parties agree that this Section does not, directly or indirectly, constitute a guarantee of traffic volume, click-throughs, click-through rates, revenue or any other measure of the effectiveness of the impressions or the integration program, nor does it, directly or indirectly, obligate Lycos to provide or place impressions other than as explicitly set forth in this Agreement. The parties acknowledge that there are many factors that contribute to achievement of any particular click-through rate, and that many such factors are not subject to the control of either party. In addition, Virtual Technology agrees that it shall not constitute a breach of the Agreement, or be a basis for termination or non-performance of this Agreement, in part or whole, if the click-through rates specified above are not met.

2.4 Sweepstake Promotions. Lycos shall host and administer two co-branded sweepstake promotions per each year of Term, or such other frequency as mutually agreed upon by the parties, that promote the Co-Branded Storefront Site. Virtual Technology shall provide all prizes, the value and type of which will be determined by Virtual Technology in its sole discretion.

2.5 Advertising Revenue. Lycos may sell banner advertising space on the Co-Branded Storefront Site; provided, however, that such advertising shall not promote computer products or software. Lycos shall pay Virtual Technology *** of Net Advertising Revenue (as defined below) from such advertising. "Net Advertising Revenue" means gross advertising revenue from the sale of banner advertisements targeted to the Co-Branded Storefront Site less Lycos' costs, which are deemed to be a flat *** of such gross revenue. Payment by Lycos will be made within forty-five (45) days following the quarter in which Lycos receives the gross advertising revenue.

2.6 Account Manager. Each party shall appoint an employee to act as the other party's primary point of contact, which employees, among other things, will oversee the implementation of the commitments outlined in these Sections 1-4.

2.7 Virtual Technology Marketing Plan. Within thirty (30) days of the Effective Date, Virtual Technology shall develop and provide to Lycos a marketing plan for the promotion of the Co-Branded Storefront Site, which shall include a breakdown of planned marketing expenditures. In connection with such plan, Virtual Technology will spend at least *** during the first year of the Term for the sole purpose of promoting the Co-Branded Storefront Site (the "First Year Advertising"). Virtual Technology shall ensure that Lycos is prominently promoted in at least twenty-five percent (25%) of the First Year Advertising. In addition, Virtual Technology agrees to promote Lycos in all of its off-line First Year Advertising by



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*** Asterisk material has been omitted as described on the first page of this
    Exhibit.


prominently featuring the Lycos brand and the tagline "Find us at Lycos.com, keyword `Net Direct'". The branding and manner of all advertising provided by Virtual Technology under this Section shall be subject to Lycos' prior approval, such approval not to be unreasonably withheld. Lycos shall have two business days after receiving advertising artwork and copy in which to approve or object to such advertising.

3. Redesigning of the Lycos Network Sites. Virtual Technology acknowledges that, consistent with Lycos' need for editorial discretion, Lycos may redesign, delete or replace any pages on sites in the Lycos Network, including, without limitation, those pages relating to E-Market and related terms of service, and those pages on which the impressions described in Sections
2.2 and 4 and Exhibit A will be displayed. In addition, Lycos may redesign or replace the type of links, buttons, boxes and banners described above. Notwithstanding the foregoing, Lycos will use good faith efforts to provide Virtual Technology with comparable links and banners on any re-designed or replacement pages.

4. Impression Guarantees. For purposes of this agreement, the term "impression" means an advertising banner, link, tab or other promotional material served by Lycos, as provided in Exhibit A. Lycos guarantees that during the Term, Lycos shall provide Virtual Technology with *** Lycos Network impressions as outlined in Exhibit A, consisting of approximately *** impressions during the first year, *** impressions during the second year and *** impressions during the third year of the Term hereof, the placement of which will be as described on Exhibit A (unless revised pursuant to Section 2.3). If Lycos fails to provide the guaranteed number of impressions during each year of the Term, Lycos will make good on this Agreement by providing Virtual Technology with additional impressions in mutually agreed upon locations. The impressions provided pursuant to Section 2.2 count toward the impression guarantee herein. Impressions provided on the Co-branded Storefront Site do not count toward the impression guarantee herein. In the event that multiple impressions appear on a single page of a Lycos Network site (e.g., a site page includes a banner ad and a showcase box), each impression will be counted toward the Lycos impression guarantees set forth herein.

5.       Standard Terms and Conditions. The advertising products outlined in
Section 4 will be provided pursuant to the Terms and Conditions outlined in attached Exhibit B, which Terms and Conditions are incorporated herein by reference. Throughout the Term, all advertising banners must meet the Lycos specifications found at http://adreporting.lycos.com/specs.html, as they appear from time to time.

6.       Royalties and Fees.

6.1 Lycos Network Integration Fees. During the Term, Virtual Technology shall pay Lycos integration fees totaling $14,500,000 allocable as follows:

Year 1 of the Term:  $4,500,000, of which:

         Payable on Effective Date:  $1,125,000

         Payable 30 days after the Launch Date:  $1,125,000

         Payable 90 days after the Launch Date:  $1,125,000

         Payable 180 days after the Launch Date: $1,125,000

Year 2 of the Term:  $5,000,000, of which:

Payable one year after the Effective Date (the "One Year Anniversary Date"):
$1,250,000

Payable in three equal quarterly payments due 90, 180 and 270 days after the One Year Anniversary Date: $1,250,000






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*** Asterisk material has been omitted as described on the first page of this
    Exhibit.

Year 3 of the Term:  $5,000,000, of which:

Payable two years after the Effective Date (the "Two Year Anniversary Date"):
$1,250,000

Payable in three equal quarterly payments due 90, 180 and 270 days after the Two Year Anniversary Date: $1,250,000

6.2 Lycos Transaction Royalties. During the Term, in addition to the integration fees outlined above, Virtual Technology shall pay Lycos (a) *** of gross revenue, exclusive of sales taxes, rebates, returns and shipping charges, from purchases of products and/or services on the Co-branded Site associated with the Company Affiliate Program and (b) the greater of (i) *** of gross margin (defined as gross revenue, exclusive of sales taxes, rebates and returns, less direct costs, including shipping charges) or (ii) a Specified Percentage (as described below) of the gross revenue, exclusive of sales tax, rebates, returns and shipping charges, from purchases of products and/or services on the Co-Branded Storefront Site (excluding those purchases associated with the Company Affiliate Program). For sales during 1999, the Specified Percentage is ***. For sales during the first, second and third quarters of 2000, the Specified Percentage is ***, *** and ***, respectively. For sales during the fourth quarter of 2000 and thereafter, the Specified Percentage is ***. Payment will be made in the month following the month in which the user purchases such products.

7. Reporting. Virtual Technology shall provide Lycos with monthly reports regarding: (i) click-throughs to the Co-Branded Storefront Site from the impressions outlined in Section 4 and Exhibit A; (ii) a breakdown of First Year Advertising expenditures; and (iii) the number of Lycos user sales and sales from links on Tripod and Angelfire Site member homepages and the amount of such sales. In addition, within 45 days of the end of each quarter, Virtual Technology shall provide Lycos a report detailing the calculation and determination of the gross margin, gross revenue and direct costs as described above in Section 6.2.

8. Audit Rights. Each party shall maintain complete and accurate records with respect to the calculation of all payments due under this Agreement. Each party shall have the right, at its expense (except as provided below), to audit the other party's books and records for the purpose of verifying and tracking payment amounts. Any audits made pursuant to this Section shall be made not more than once per year, on not less then ten (10) days written notice, during regular business hours, by auditors reasonably acceptable to the party being audited. In the case of audits performed for the purpose of verifying and tracking payments, if the auditor's figures reflect payment due under this Agreement other than those reported by the party being audited, then the party being audited shall pay the amount owed (if such amount is higher than reported), or the party conducting the audit shall reimburse the difference (if such amount is lower than reported), as the case may be. In addition, for any audit performed hereunder, if the auditor's figures vary by more than 10% from the figures provided by the party being audited, then the party being audited shall also pay the reasonable cost of the audit.

9. User Information. With respect to the Co-Branded Storefront Site, Virtual Technology shall manage the user database on such site, which shall include, without limitation, any and all information provided by users (the "User Information") on the Co-Branded Storefront Site, provided, however, that Lycos and Virtual Technology shall jointly own all User Information obtained on the Co-Branded Storefront Site. Neither Lycos nor Virtual Technology may, without a user's permission, sell or otherwise transfer a user's User Information to any third party (other than by merger, consolidation or sale of all or substantially all of the assets of such party). Both Virtual Technology and Lycos agree that the sharing of any such User Information and the use thereof shall be consistent with the parties' privacy policies disclosed to the users when the information is collected. On a monthly basis, Virtual Technology shall provide Lycos with all User Information obtained on the Co-Branded Storefront Site within ten (10) days after the end of each month, in a manner to be mutually agreed to by the parties.

10. Term. The term ("Term") of this Agreement shall commence on the Effective Date and continue for three (3) years unless terminated earlier as provided in Section 17 below.





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11.      Licenses. To the extent access to the Co-Branded Storefront Site is deemed a use, public display, transmission, distribution or reproduction of the Content, or to the extent the Content is actually used, publicly displayed, transmitted, distributed or reproduced on the Lycos Network, Virtual Technology hereby grants Lycos a non-exclusive, non-transferable (except as provided herein), royalty-free (except as provided herein), worldwide license to use, publicly display, transmit, distribute and reproduce the Co-Branded Storefront Site and the Content during the Term solely for the purposes described herein. Virtual Technology represents and warrants that it has obtained all necessary licenses, consents and approvals relating to all Content provided by a third party and that it is responsible for obtaining any such licenses, consents and approvals during the Term.

12. Marks. Lycos hereby grants to Virtual Technology a non-exclusive, non-transferable license to reproduce and display Lycos' trademarks, service marks, logos and the like solely for the purposes specified in this Agreement and in accordance with Lycos' established trademark usage policies and procedures. Virtual Technology hereby grants Lycos a non-exclusive, non-transferable license to reproduce and display Virtual Technology's trademarks, service marks, logos and the like solely for the purposes specified in this Agreement and in accordance with Virtual Technology's established trademark usage policies and procedures. Except as expressly stated herein, neither party shall make any other use of the other party's marks. Upon request of either party, the other party shall provide appropriate attribution of the use of the requesting party's marks. (e.g., "Go Get It(R) is a registered service mark of Lycos, Inc. All Rights Reserved.") or immediately cease using such requesting party's marks. In connection with the licenses granted hereunder, each party shall have the unilateral right to establish such quality standards and additional terms and conditions concerning the use of its trademarks as such party deems necessary to reasonably protect its trademarks. Such licenses shall terminate automatically upon the effective date of expiration or termination of this Agreement.

13. Representations and Warranties. Each party hereby represents and warrants as follows:

(a) Corporate Power. Such party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Due Authorization. Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

(c) Binding Agreement. This Agreement is a legal and valid obligation binding upon it and enforceable with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d)      Intellectual Property Rights.

(i) Virtual Technology has the full and exclusive right to grant or otherwise permit Lycos to access the Netdirect Storefront Site and the Co-Branded Storefront Site, and to use Virtual Technology's intellectual property as necessary for Lycos to perform its obligations under this Agreement, and Virtual Technology is aware of no claims by any third parties adverse to any of such intellectual property rights.

(ii) Lycos has the full and exclusive right to grant or otherwise permit Virtual Technology to access the Lycos Network and to use Lycos' intellectual property as necessary for Virtual Technology to perform its obligations under this Agreement, and Lycos is aware of no claims by any third parties adverse to any of such intellectual property rights.

(iii) If either party's (the "Infringing Party") intellectual property rights are alleged or held to infringe the intellectual property rights of a third party, the Infringing Party shall, at its own expense, and in its sole discretion, (1) procure for the non-Infringing Party the right to continue to use the allegedly infringing intellectual property or (2)





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replace or modify the intellectual property to make it non-infringing; provided, however, if neither option is possible or economically feasible and if the inability to use such intellectual property would cause a material breach of this Agreement (as determined by the non-Infringing Party), the Infringing Party may terminate this Agreement.

The representations and warranties and covenants in this Section 13 are continuous in nature and shall be deemed to have been given by each party at execution of this Agreement and at each stage of performance hereunder. These representations, warranties and covenants shall survive termination or expiration of this Agreement.

14. Limitation of Warranty. EXCEPT AS EXPRESSLY WARRANTED IN SECTIONS 2.1, 4, 11, 12 AND 13 ABOVE, EACH PARTY EXPRESSLY DISCLAIMS ANY FURTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LYCOS MAKES NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE LYCOS NETWORK (INCLUDING E-MARKET), THE CO-BRANDED STOREFRONT SITE AND THE CONTENT, AND LYCOS SHALL NOT BE LIABLE FOR THE CONSEQUENCES OF ANY INTERRUPTIONS OR ERRORS RELATED THERETO. LYCOS SPECIFICALLY DISCLAIMS ALL LIABILITY FOR THE CO-BRANDED STOREFRONT SITE (EXCEPT FOR ADVERTISING SOLD BY LYCOS FOR DISPLAY THEREON), THE CONTENT AND ANY ADVERTISING PROVIDED BY VIRTUAL TECHNOLOGY TO LYCOS FOR DISPLAY, AND VIRTUAL TECHNOLOGY SPECIFICALLY DISCLAIMS ALL LIABILITY FOR THE LYCOS NETWORK (EXCLUDING THE CO-BRANDED STOREFRONT SITE) AND THE CONTENT THEREIN. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LYCOS MAKES NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS WITH RESPECT TO ANY PRODUCTS OFFERED OR SOLD THROUGH THE LYCOS NETWORK, THE NETDIRECT STOREFRONT SITE OR THE CO-BRANDED STOREFRONT SITE (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS, MERCHANTABILITY, NON-INFRINGEMENT OR ANY IMPLIED WARRANTIES ARISING OUT OF A COURSE OF PERFORMANCE, DEALING OR TRADE USAGE).

15.      Indemnification; Insurance.

15.1     Indemnification.

15.1.1 Virtual Technology Indemnity. Virtual Technology will at all times defend, indemnify and hold harmless Lycos and its officers, directors, shareholders, employees, accountants, attorneys, agents, affiliates, subsidiaries, successors and assigns from and against any and all third party claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses, arising out of or related to: (i) any breach of any warranty, representation, covenant or agreement made by Virtual Technology in this Agreement; (ii) the development, operation or maintenance of the Netdirect Storefront Site or the Co-Branded Storefront Site, including the Content thereon (but not including any advertising sold by Lycos for display on the Co-Branded Storefront Site); and (iii) the sale of any products or services through the Netdirect Storefront Site or the Co-Branded Storefront Site, including without limitation the purchase, acceptance, use or misuse of, or reliance on, such products and services by any customer or user. Lycos shall give Virtual Technology prompt written notice of any claim, action or demand for which indemnity is claimed. Virtual Technology shall have the right, but not the obligation, to control the defense and/or settlement of any claim in which it is named as a party and which arises as a result of Virtual Technology's breach of any warranty, representation, covenant or agreement under this Agreement. Lycos shall have the right to participate in any defense of a claim by Virtual Technology with counsel of Lycos' choice at Lycos' own expense. The foregoing indemnity is conditioned upon: prompt written notice by Lycos to Virtual Technology of any claim, action or demand for which indemnity is claimed; complete control of the defense and settlement thereof by Virtual Technology; and such reasonable cooperation by Lycos in the defense as Virtual Technology may request.

15.1.2 Lycos Indemnity. Lycos will at all times defend, indemnify and hold harmless Virtual Technology and its officers, directors, shareholders, employees, accountants, attorneys, agents, affiliates, subsidiaries, successors and assigns from and against any and all third party claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses, arising out of or related to any breach of any warranty, representation, covenant or agreement made by Lycos in this Agreement, the development, operation or maintenance of the Lycos Network, including the content thereon (but specifically excluding the Co-branded Storefront Site, the Content and any content posted by users and appearing in search results, chat or bulletin boards). Virtual Technology






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


shall give Lycos prompt written notice of any claim, action or demand for which indemnity is claimed. Lycos shall have the right, but not the obligation, to control the defense and/or settlement of any claim in which it is named as a party. Virtual Technology shall have the right to participate in any defense of a claim by Lycos with counsel of Virtual Technology's choice at Virtual Technology's own expense. The foregoing indemnity is conditioned upon; prompt written notice by Virtual Technology to Lycos of any claim, action or demand for which indemnity is claimed; complete control of the defense and settlement thereof by Lycos; and such reasonable cooperation by Virtual Technology in the defense as Lycos may request.

15.1.3 Settlement. Neither party shall, without the prior written consent of the other party, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim unless the settlement, compromise or consent provides for and includes an express, unconditional release of all claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses, against the indemnified party.

15.2 Insurance. For the length of the Term, Virtual Technology shall cause Lycos to be included as an "additional insured" on all of Virtual Technology's relevant insurance policies that provide coverage of any kind relating to or regarding the services or content provided by or the goods and products sold by Virtual Technology in accordance with the terms of this Agreement.

16.      Confidentiality, Press Releases.

16.1 Non-Disclosure Agreement. The parties agree and acknowledge that, as a result of negotiating, entering into and performing this Agreement, each party has and will have access to certain of the other party's Confidential Information (as defined below). Each party also understands and agrees that misuse and/or disclosure of that information could adversely affect the other party's business. Accordingly, the parties agree that, during the Term of this Agreement and thereafter, each party shall use and reproduce the other party's Confidential Information only for purposes of this Agreement and only to the extent necessary for such purpose and shall restrict disclosure of the other party's Confidential Information to its employees, consultants or independent contractors with a need to know and shall not disclose the other party's Confidential Information to any third party without the prior written approval of the other party. Notwithstanding the foregoing, it shall not be a breach of this Agreement for either party to disclose Confidential Information of the other party if required to do so under law or in a judicial or other governmental investigation or proceeding, provided the other party has been given prior notice and the disclosing party has sought all available safeguards against widespread dissemination prior to such disclosure.

16.2 Confidential Information Defined. As used in this Agreement, the term "Confidential Information" refers to: (i) the terms and conditions of this Agreement; (ii) each party's trade secrets, business plans, strategies, methods and/or practices; and (iii) other information relating to either party that is not generally known to the public, including information about either party's personnel, products, customers, marketing strategies, services or future business plans. Notwithstanding the foregoing, the term "Confidential Information" specifically excludes (A) information that is now in the public domain or subsequently enters the public domain by publication or otherwise through no action or fault of the other party; (B) information that is known to either party without restriction, prior to receipt from the other party under this Agreement, from its own independent sources as evidenced by such party's written records, and which was not acquired, directly or indirectly, from the other party; (C) information that either party receives from any third party reasonably known by such receiving party to have a legal right to transmit such information, and not under any obligation to keep such information confidential; and (D) information independently developed by either party's employees or agents provided that either party can show that those same employees or agents had no access to the Confidential Information received hereunder.

16.3 Press Releases. Lycos and Virtual Technology may jointly prepare press releases concerning the existence of this Agreement and the terms hereof. Otherwise, no public statements concerning the existence or terms of this Agreement shall be made or released to any medium except with the prior approval of Lycos and Virtual Technology or as required by law.

17. Termination. Either party may terminate this Agreement if (a) the other party files a petition for bankruptcy or is adjudicated bankrupt; (b) a petition in bankruptcy is filed against the other party and such petition is not dismissed within sixty (60) days of the filing date; (c) the other party becomes insolvent or makes an assignment for the benefit of its creditors pursuant to any bankruptcy law; (d) a receiver is appointed for the other party or its business; (e) upon the occurrence of a material breach of a material provision by the other party if such breach is not cured within thirty (30) days after written notice is received by the breaching party identifying the matter constituting the material breach; or (f) by mutual consent of the parties. Further, after the first year of the Term, Lycos shall have the right to terminate this Agreement for any or no reason upon sixty (60) days written notice (the "At Will Termination Right"). Notwithstanding the foregoing, if, prior to the commencement of the second year of the Term, Virtual Technology agrees in writing to pay Lycos an additional $1,500,000 in the second year of the Term (payable in four equal installments on the same schedule as in Section 6.1), Lycos shall not exercise the At Will Termination Right during the second year of the Term. If, prior to the commencement of the third year of the Term, Virtual Technology agrees in writing to pay Lycos an additional $1,500,000 in the third year of the Term (payable in four equal installments on the same schedule as in Section 6.1), Lycos shall not exercise the At Will Termination Right during the third year of the Term.

18. Force Majeure. In the event that either party is prevented from performing, or is unable to perform, any of its obligations under this Agreement due to any cause beyond the reasonable control of the party invoking this provision, the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

19. Relationship of Parties. Virtual Technology and Lycos are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture or agency relationship between Virtual Technology and Lycos. Neither party has authority to enter into agreements of any kind on behalf of the other.

20. Assignment, Binding Effect. Neither Lycos nor Virtual Technology may assign this Agreement or any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other. Notwithstanding the foregoing, either party may assign this Agreement to any successor of such party.

21. Choice of Law and Forum. This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, the laws of the Commonwealth of Massachusetts applicable to contracts entered into and wholly to be performed within said state. Virtual Technology hereby consents to the personal jurisdiction of the Commonwealth of Massachusetts, acknowledges that venue is proper in any state or Federal court in the Commonwealth of Massachusetts, agrees that any action related to this Agreement must be brought in a state or Federal court in the Commonwealth of Massachusetts, and waives any objection Virtual Technology has or may have in the future with respect to any of the foregoing.

22. Good Faith. The parties agree to act in good faith with respect to each provision of this Agreement and any dispute that may arise related hereto.

23. Counterparts and Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be considered original signatures.

24. No Waiver. The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such party.

25. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

26. Severability. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

27. Notices. All notice required to be given under this Agreement must be given in writing and delivered either in hand, by facsimile, by certified mail, return receipt requested, postage pre-paid, or by Federal Express or other recognized overnight delivery service, all delivery charges pre-paid, and addressed:

If to Lycos:

         Lycos, Inc.
                  400-2 Totten Pond Road
                  Waltham, MA 02451
                  Fax No.: (781) 370-2600
            Attention: General Counsel
                  Telefax:  (781) 370-2600

If to Virtual Technology:

                  Virtual Technology Corporation
                  3100 West Lake Street, Suite 400
                  Minneapolis, Minnesota  55416
                  Attention:  Kenneth Israel, Chairman
                  Telefax:  (612) 915-1133

                  with a copy to:

                  Messerli & Kramer P.A.
                  150 South Fifth Street, Suite 1800
                  Minneapolis, Minnesota  55402
                  Attention:  Jeffrey C. Robbins, Esq.
                  Telefax:  (612) 672-3777

28. Entire Agreement. This Agreement and all exhibits thereto contain the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all previous agreements between Lycos and Virtual Technology concerning the subject matter, and cannot be amended except by a writing signed by both parties. No party hereto has relied on any statement, representation or promise of any other party or with any other officer, agent, employee or attorney for the other party in executing this Agreement except as expressly stated herein.

29. Limitations of Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORSEEABLE OR THAT PARTY HAS BEEN ADVISED OR HAS CONSTRUCTIVE KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM SUCH PARTY'S PERFORMANCE OR NON-PERFORMANCE PURSUANT TO ANY PROVISION OF THIS AGREEMENT OR THE OPERATION OF SUCH PARTY'S SITE (INCLUDING SUCH DAMAGES INCURRED BY THIRD PARTIES), SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR DAMAGES IN EXCESS OF THE VALUE TO BE RECEIVED BY THE OTHER PARTY UNDER THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, HOWEVER, THIS SECTION SHALL NOT LIMIT EITHER PARTY'S LIABILITY TO THE OTHER FOR (A) WILLFUL AND MALICIOUS MISCONDUCT; (B) DIRECT DAMAGES TO REAL OR TANGIBLE PERSONAL PROPERTY; (C) BODILY INJURY OR DEATH CAUSED BY NEGLIGENCE; OR (D) INDEMNIFICATION OR CONFIDENTIALITY OBLIGATIONS HEREUNDER.

30. Survival. All terms of this Agreement, which by their nature extend beyond its termination, remain in effect until fulfilled, and apply to respective successors and assigns.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date set forth above.

VIRTUAL TECHNOLOGY CORPORATION

By:

Name:    /s/ Greg Appelhof
         --------------------------------------------
Title:   President
         --------------------------------------------
Date:    November 8, 1999
         --------------------------------------------


LYCOS, INC.

By:      /s/ Thomas E. Guifoile
         --------------------------------------------
Name:    Thomas E. Guifoile
         --------------------------------------------
Title:   Vice President Finance and Administration
         --------------------------------------------
Date:    November 2, 1999
         --------------------------------------------